UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

April 14, 2014

Date of Report (date of earliest event reported)

TransEnterix, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	0-19437	11-2962080
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

635 Davis Drive, Suite 300

Morrisville, North Carolina 27560

(Address of principal executive offices)

919-765-8400

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On April 14, 2014, TransEnterix, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Stifel Nicolaus & Company, Incorporated (“Stifel”) and RBC Capital Markets, LLC (“RBC” and, together with Stifel, the “Underwriters”) for a firm commitment underwritten public offering of 12,500,000 shares (the “Shares”) of the Company’s common stock, $0.001 par value per share (the “Common Stock”). All of the Shares are being sold by the Company. The offering price to the public is $4.00 per share, and the Underwriters have agreed to purchase the Shares from the Company pursuant to the Underwriting Agreement at a price of $3.76 per share. After underwriting discounts and commissions and estimated offering expenses, the Company expects to receive net proceeds from the offering of approximately $46.2 million. Under the terms of the Underwriting Agreement, the Company has granted the Underwriters an option, exercisable for 30 days, to purchase up to an additional 1,875,000 shares of Common Stock to cover overallotments, if any, at the same price per share as the Shares.

The Shares will be issued pursuant to a registration statement on Form S-3 of the Company filed with the Securities and Exchange Commission, which became effective on April 2, 2014 (File No. 333-193235). The closing of the offering is expected to take place on April 21, 2014, subject to the satisfaction of customary closing conditions.

The Underwriting Agreement contains customary representations, warranties, and covenants by the Company. It also provides for customary indemnification by each of the Company and the Underwriters for losses or damages arising out of or in connection with the sale of the Common Stock. In addition, pursuant to the terms of the Underwriting Agreement, each of the Company’s executive officers and directors, and certain other stockholders of the Company have entered into agreements with the Underwriters not to sell, transfer or otherwise dispose of securities of the Company during the 90-day period following April 14, 2014.

Stifel and RBC were the joint book-running managers and Ladenburg Thalmann & Co. and Raymond James & Associates, Inc. acted co-managers for the offering.

The Underwriting Agreement is attached to this Current Report on Form 8-K as Exhibit 1.1 and is incorporated herein by reference. The foregoing description of the material terms of the Underwriting Agreement does not purport to be complete and is qualified in its entirety by reference to the exhibit attached hereto.

On April 14, 2014, the Company issued a press release announcing the pricing of the offering of shares of its Common Stock, a copy of which is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

1.1	Underwriting Agreement by and among TransEnterix, Inc. and Stifel Nicolaus & Company, Incorporated and RBC Capital Markets, LLC dated April 14, 2014.

5.1	Opinion of Ballard Spahr LLP

23.1	Consent of Ballard Spahr LLP (included in Exhibit 5.1)

99.1	Press Release titled “TransEnterix, Inc. Prices Public Offering of Common Stock,” issued April 14, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

TRANSENTERIX, INC.

Date: April 14, 2014	/s/ Joseph P. Slattery
Joseph P. Slattery
Executive Vice President and Chief Financial Officer